Exhibit 99.1
Exterran Partners Appoints Michael J. Aaronson
Chief Financial Officer
HOUSTON, August 5, 2010 —Exterran Partners, L.P. (NASDAQ: EXLP) today announced the appointment of Michael J. Aaronson as Chief Financial Officer of its managing general partner, effective August 10, 2010. Mr. Aaronson will also be appointed to its board of directors at such date. He will serve in the CFO position previously held by David S. Miller, who will continue to serve as a member of its board. Mr. Miller will assume a new financial leadership position at Exterran as Vice President Eastern Hemisphere and will relocate to Exterran’s Dubai office.
Prior to joining Exterran Partners, Mr. Aaronson spent 12 years as an investment banker with Merrill Lynch & Co., Inc. in Houston, where he focused on the energy sector, and most recently served as Managing Partner of Boulder OAK Investment Fund.
“We are excited to have Michael join the Exterran team,” said Ernie L. Danner, Chairman, President and Chief Executive Officer of Exterran Partners’ managing general partner. “Michael is well-qualified to contribute to our long-term growth initiatives with his strong investment banking background and considerable experience advising master limited partnerships and midstream companies in the energy sector.”
About Exterran Partners
Exterran Partners provides natural gas contract operations services to customers throughout the United States. Exterran Holdings, Inc. (NYSE: EXH) indirectly owns a majority interest in Exterran Partners. For more information, visit www.exterran.com.
Exterran Contact Information:
Investors: David Oatman (281) 836-7035
Media: Susan Nelson (281) 836-7297
SOURCE: Exterran Partners, L.P.